UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. _)*


                            Ortec International, Inc.
 -------------------------------------------------------------------------------

                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68749B405
                  --------------------------------------------
                                 (CUSIP Number)

                                 March 30, 2004
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 68749B405                 SCHEDULE 13G             Page  2  of 5 Pages

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1       NAME OF REPORTING PERSONS./I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        (Entities Only).

        Burnham Hill Holdings LLC
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
        (See Instructions)
                                                                    (b) [ ]
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3       SEC USE ONLY


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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
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                5.   SOLE VOTING POWER          150,000
NUMBER OF
SHARES          ----------------------------------------------------------------
BENEFICIALLY    6.   SHARED VOTING POWER        157,479(1)
OWNED BY
EACH            ----------------------------------------------------------------
REPORTING       7.   SOLE DISPOSITIVE POWER     150,000
PERSON
WITH            ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER   157,479

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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       307,479
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]
       (See Instructions)


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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.7%
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12     TYPE OF REPORTING PERSON*

       OO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT

(1) 157,479 shares of common stock are held by Jason Adelman and Cass Gunther Adelman as joint tenants with rights of survivorship. Cass Gunther Adelman is the sole managing member of the Reporting Person.

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CUSIP No. 68749B405                 SCHEDULE 13G             Page  3  of 5 Pages

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Item 1(a).        Name of Issuer:

                  Ortec International, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  3960 Broadway
                  New York, NY 10032

Item 2(a).        Name of Person Filing.
Item 2(b).        Address of Principal Business Office or, if None, Residence.
Item 2(c).        Citizenship.

                  Burnham Hill Holdings LLC
                  900 Park Avenue
                  New York, NY 10021
                  New York limited liability company

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $0.001 per share

Item 2(e).        CUSIP Number:

                  68749B405

Item 3. If this statement is filed pursuant toss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of March 30, 2004:

                  (a) Amount beneficially owned: 307,479 shares of Common Stock.

                  (b) Percent of Class: 5.7%

                  (c) Number of shares as to which such person has:

                           (i) sole power to vote or direct the vote: 150,000

                           (ii) shared power to vote or direct the vote: 157,479

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CUSIP No. 68749B405                 SCHEDULE 13G             Page  4  of 5 Pages

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                           (iii) sole power to dispose or direct the disposition
                                 of: 150,000

                           (iv)  shared power to dispose or direct the
                                 disposition of: 157,479

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Certification pursuant to ss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 68749B405                 SCHEDULE 13G             Page  5  of 5 Pages

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Dated:  April 8, 2004


                                                BURNHAM HILL HOLDINGS LLC


                                                By: /s/ Cass Gunther Adelman
                                                    ----------------------------
                                                    Name:  Cass Gunther Adelman
                                                    Title: Managing Member